Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS EXCHANGE COMPLIANCE PLAN

ACCEPTED BY NYSE AMEX

SAN DIEGO, CA – September 27, 2011 – Cardium Therapeutics (NYSE Amex: CXM) reported that its modified exchange compliance plan described in its press release of August 29, 2011, has been accepted by the NYSE Amex LLC.

Cardium’s common stock is currently listed on the NYSE Amex LLC (the “Exchange”). To maintain that listing, the Company must continue to comply with various listing standards of the Exchange, as set forth in Part 10 of the Exchange’s Company Guide. In November 2010, Cardium received a notice from the staff of the Exchange noting that, based on their review of publicly available information; it did not meet certain of the Exchange’s continued listing standards related to the maintenance of a minimum level of stockholders’ equity and losses from ongoing operations. In December 2010, the Company submitted a plan of compliance (the “Plan”) advising the Exchange of the actions taken or to be taken to regain compliance with the Company Guide, particularly the maintenance of $6.0 Million of stockholders equity in accordance with Section 1003(a)(iii) of the Company Guide, by August 26, 2011, which Plan was accepted by the Exchange. On August 29, 2011, the Company reported that it had submitted a modified compliance plan designed to reestablish compliance in view of ongoing business development matters and advancement of its product candidates including Excellagen™.

After completing a review of Cardium’s business development and related activities, on September 23, 2011, the Exchange notified the Company that it had accepted Cardium’s modified plan of compliance and granted the Company an extension until December 31, 2011 to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange staff during the extension period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the applicable extension period could result in the Exchange initiating procedures related to a potential delisting of the company’s shares, in which case the Company would be provided with a period of time in which to appeal any such determination in order to regain compliance. These matters have no current effect on the listing or the trading of the company’s shares on the exchange. If the Company does not ultimately reestablish compliance within any established period, and does not successfully appeal any potential future determination regarding a delisting, or if it otherwise elects not to continue listing with its current exchange, then the Company’s stock would continue to be traded electronically, as it is now, but on the OTC Bulletin Board, a regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities. The company’s common stock was traded on the OTC Bulletin Board until July 2007, when the company elected to instead list its shares on the American Stock Exchange.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium healthy lifestyle product platform. The Company’s lead product candidates include Excellagen™ topical gel for wound care management, and Generx® DNA-based angiogenic biologic for patients with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the company can achieve and maintain compliance with the requirements of its listing exchange or that its shares can continue to be listed on national exchange, that results observed in one study or using one type of product or procedure will be replicated in subsequent studies or in studies using newly-developed products or procedures, that planned product development efforts and clinical studies can be performed in an efficient and effective manner, that regulatory approvals can be obtained in a timely manner or at all, that partnering, distribution or other commercialization efforts can be achieved, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, that third parties on whom we depend will behave as anticipated, or that necessary regulatory approvals will be obtained.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of biologics and in the development and commercialization of new products, the conduct of human clinical trials and other product development efforts, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and qualifications and to maintain our listing on a national stock exchange, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition and regulation, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2011 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™, Osteorate™, MedPodium™, Appexium™, Linee™, Alena™, Cerex™ and Nutra-Apps™ are trademarks of

Cardium Therapeutics, Inc. or Tissue Repair Company.